Exhibit (c)(8)
A P R I L 2 9 , 2 0 0 5 P R O J E C T P L A T O Valuation discussion materials S T R I C T L Y P R I V A T E A N D C O N F I D E N T I A L

English_Fairness or valuation This presentation was prepared exclusively for the benefit and internal use of the JPMorgan client to whom it is directly addressed and delivered (including such client's subsidiaries, the "Company") in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by JPMorgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of JPMorgan. The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. JPMorgan's opinions and estimates constitute JPMorgan's judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. JPMorgan makes no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects. Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by JPMorgan. JPMorgan's policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. JPMorgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. JPMorgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities Inc., J.P. Morgan plc, J.P. Morgan Securities Ltd. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A. JPMorgan deal team members may be employees of any of the foregoing entities. P R O J E C T P L A T O

Appendix Valuation summary Public market overview Transaction overview 1 1 1 2 3 3 7 4 17 P R O J E C T P L A T O

Transaction overview 1 Share price data as of 3/17/06; last trading day before public announcement 2 T R A N S A C T I O N O V E R V I E W

Appendix Valuation summary Public market overview Transaction overview 3 1 1 2 3 3 7 4 17 P R O J E C T P L A T O

Public market overview Trading summary ($ millions, except per share data) 1 $230 million of converts treated as debt, includes incremental in-the-money dilution treated as equity (net shares settled) 2 Does not include non-recourse Palmilla and Reethi Rah debt of $164 million 3 I/B/E/S median estimates as of 3/17/06 Last 3 months Last 6 months Last 12 months Based on 3/17/06 closing share price before original announcement Traded in range Cumulative shares traded < $55 0 0 $55-60 0 0 $60-65 0.052 0.466 $65-70 0.926 1 $70+ 0.022 Traded in range Cumulative shares traded < $55 0.072 0 $55-60 0.192 0 $60-65 0.177 0.466 $65-70 0.55 1 $70+ 0.01 Traded in range Cumulative shares traded < $55 0.052 0 $55-60 0.416 0 $60-65 0.248 0.466 $65-70 0.278 1 $70+ 0.005 4 P U B L I C M A R K E T O V E R V I E W

Kerzner Peer Index Line 3 Line 4 Line 5 Line 6 Line 7 Line 8 Line 9 Line 10 Line 11 Line 12 Line 13 Line 14 Line 15 Line 16 Annotations 1/1/2001 23.75 21.44 1/2/2001 23 20.9 1/3/2001 22.56 21.95 1/4/2001 22.13 22.46 1/5/2001 22.25 22.09 1/8/2001 22.19 22.18 1/9/2001 22.13 21.94 1/10/2001 22.13 21.54 1/11/2001 22.13 21.29 1/12/2001 22.19 21.3 1/15/2001 22.19 21.3 1/16/2001 22.38 22.16 1/17/2001 22.88 22.4 1/18/2001 23 22.38 1/19/2001 22.88 22.14 1/22/2001 22.94 22.13 1/23/2001 22.75 22.34 1/24/2001 22.63 21.99 1/25/2001 22.63 22.18 1/26/2001 22.63 22.31 1/29/2001 22.5 22.82 1/30/2001 22.6 23.03 1/31/2001 22.49 23.15 2/1/2001 22.62 23.79 2/2/2001 22.55 23.78 2/5/2001 22.29 23.9 2/6/2001 22.15 23.91 2/7/2001 22.01 23.96 2/8/2001 21.99 23.65 2/9/2001 21.88 23.47 2/12/2001 21.9 23.28 2/13/2001 21.93 23.59 2/14/2001 21.85 23.54 2/15/2001 21.7 23.33 2/16/2001 21.6 23.02 2/19/2001 21.6 23.02 2/20/2001 21.6 22.91 2/21/2001 21.25 22.41 2/22/2001 20.9 22.29 2/23/2001 20.55 21.75 2/26/2001 20.25 21.52 2/27/2001 20.18 21.56 2/28/2001 19.9 21.88 3/1/2001 19.5 21.84 3/2/2001 19.25 21.79 3/5/2001 19.23 21.89 3/6/2001 19.85 22.03 3/7/2001 20.15 22.17 3/8/2001 20.5 22.38 3/9/2001 20.86 22.35 88.1 3/12/2001 21.46 21.8 3/13/2001 21.81 21.72 3/14/2001 21.98 21.16 3/15/2001 22.4 21.68 3/16/2001 22.46 21.53 3/19/2001 22.5 21.48 69.8 3/20/2001 22.5 21.7 3/21/2001 22.3 21.4 3/22/2001 21.57 21.21 3/23/2001 21.65 21.38 3/26/2001 21.86 21.49 3/27/2001 22.75 21.98 3/28/2001 22.95 21.77 3/29/2001 23.11 21.61 3/30/2001 23 21.84 4/2/2001 22.65 21.7 4/3/2001 22.25 21.14 4/4/2001 22.15 21.12 4/5/2001 22.38 21.45 4/6/2001 22.8 21.09 4/9/2001 22.71 21.09 4/10/2001 23 21.69 4/11/2001 23.05 21.61 4/12/2001 23.1 21.56 4/13/2001 23.1 21.56 4/16/2001 23.14 21.34 4/17/2001 23.06 21.8 4/18/2001 23.63 22.98 4/19/2001 23.92 23.29 4/20/2001 24.06 23.11 4/23/2001 24.14 23.18 4/24/2001 24.03 23.9 4/25/2001 24.43 23.87 4/26/2001 25.27 23.63 4/27/2001 25.14 23.35 4/30/2001 25.27 23.78 5/1/2001 24.75 24.08 5/2/2001 25.51 24.38 5/3/2001 25.74 24.24 5/4/2001 25.77 24.15 88.18 5/7/2001 25.69 23.94 5/8/2001 26.09 23.72 5/9/2001 27.4 23.92 5/10/2001 27.25 24.22 5/11/2001 27.75 24.31 5/14/2001 27.72 24.51 5/15/2001 27.3 24.56 5/16/2001 27.5 24.73 5/17/2001 27.45 25 Historical price performance Source: Tradeline as of 3/17/06 Note: Peer index (simple weighted) has been indexed to Kerzner price, includes MGM Mirage, Harrah's Entertainment, Wynn Resorts, Las Vegas Sands, Orient-Express Hotels, Gaylord Entertainment, Starwood Hotels & Resorts and Hilton Hotels Share price performance Kerzner $70.36 +196.3% Peers +137.8% 5 P U B L I C M A R K E T O V E R V I E W

Kerzner analyst commentary and stock price Source: Equity research, I/B/E/S Wall Street estimates (I/B/E/S) 6 P U B L I C M A R K E T O V E R V I E W

Appendix Valuation summary Public market overview Transaction overview 7 1 1 2 3 3 7 4 17 P R O J E C T P L A T O

Introduction We used the management Upside Case as the basis for our valuation analysis The Upside Case includes certain projects that management believes are likely to occur For the purpose of the negotiations with the buyer, JPMorgan also created an Adjusted Upside Case: 10% upside in 2006 on Atlantis, Paradise Island over management's Upside Case EBITDA projections Management's upside case EBITDA projections for 2006 and 2007 are below I/B/E/S consensus street estimates However, management has informed us that they may be below budget for Paradise Island for Q1 2006 8 V A L U A T I O N S U M M A R Y

Key operating assumptions

Kerzner Base Case

- Atlantis, Phase III
  - Opens in 2007
  - Total capital expenditures of $730mm
- Atlantis, PI (incl. Phase III) performance from 2006 to 2007 (when Phase III opens)
  - Average room rate grows 6.2% to $298.76
  - Occupancy rate drops 1.8% to 80.3%
  - F&B per occupied room grows approx. 5% to $270.90
  - Win/table/day grows 12.7% to $3,172
  - Win/slot/day grows 14.6% to $238
- Atlantis, the Palm, Dubai
  - Opens in 2009
  - Total development/construction costs of $1.5bn
  - Year 1 key assumptions
    - Average room rate of $313
    - Occupancy of 78%
    - 5,000 daily waterpark visitors
    - 1,863 daily entertainment village visitors
- Morocco
  - Opens in 2008
  - Total development/construction costs of $300mm
  - Year 1 key assumptions
    - Average room rate of $140
    - Occupancy of 60%
    - Win/table/day of $1,967
    - Win/slot/day of $131

Kerzner Upside Case

- Kerzner Base Case plus the following:
  - Condotel development cost of $400 million; 50/50 JV with Turnberry
  - $45mm development of golf course on Athol Island completed in 2007
  - Development of Harborside - Phase II
  - Two villa expansion of Palmilla
  - Marginally more aggressive assumptions on casino revenues in Morocco
  - Cost synergy assumption of $5mm in LBO analysis

Adjusted Upside Case (created by JPMorgan)

- Kerzner Upside Case plus the following:
  - 10% upside on Atlantis, PI over management's Upside Case EBITDA projections in 2006
  - Based on analysis of Kerzner management budgets vs. actual property results in 2003, 2004 and 2005
  - Over the past three years, Kerzner has outperformed its 1-year forward budget by 12.4%
  - Management's upside case EBITDA projections for 2006 and 2007 are below I/B/E/S consensus street estimates
  - Kerzner Upside Case EBITDA growth in 2007 and thereafter

Paradise Island land value

- 64.1 acres of undeveloped land
- Valued at $2–6mm/acre with a 5% annual appreciation

VALUATION SUMMARY

JPMorgan

PROJECT PLATO 9

Projection cases $ millions, except per share data 1 As of 3/17/06 10 V A L U A T I O N S U M M A R Y

Publicly-traded comparables 20.0x-23.0x 2008E EPS1 (Implies 15.8x-18.2x 2008E EPS for upside case) Equity value per share Valuation summary Note: Valuation based on the Upside Case projections provided by management, sensitized for valuation assumptions 1 Implied equity value discounted to 2006 using an estimated equity cost of capital of 12.5% (midpoint of sensitivity range) 2 Assumes full consolidation of Palmilla & Reethi Rah EBITDA and debt; based on "GAAP EBITDA" as detailed in the EBITDA build-up in the appendix 3 Based on "Adjusted cash EBITDA" as detailed in the EBITDA build-up in the appendix 4 Represents the incremental value potential of the Adjusted Upside Case 5 Assumed land value appreciation of 5% per year until sold in exit year 6 Represents additional value potential from two additional large development projects over 10 years (see detail in appendix) 7 Share price data as of 3/17/06; last trading day before public announcement Price prior to announcement: $70.367 Sum of the parts Discounted cash flow analysis3 9.5-10.5% WACC 3.0-3.5% perpetuity growth rate $2-6mm per acre land value LBO analysis3 18-22% return threshold 11.5-13.5x exit FV/EBITDA 8.25-8.75% cost of LBO debt $2-6mm per acre land value5 Precedent transactions 12.0x-14.0x 2008E EBITDA1,2 Offer price: $81.00 DCF LBO70 SoP LBO62 65 63.1 75 63.1 83.5 63.1 66.5 53 79.5 53 84.5 53 71 43.2 92.5 43.2 99.5 43.2 73 33 92.5 33 97.5 33 60.5 23.2 80.5 23.2 84 23.2 Upside Case Adjusted Upside Case4 Key: Franchise value could potentially provide ~$6 per share of additional value6 11 V A L U A T I O N S U M M A R Y

Leveraged buyout analysis

VALUATION SUMMARY

Assumptions

- Max leverage assumed to be 67% of transaction value
- Five-year hold period
- $5 million of annual cost synergies
- Sponsor IRR threshold range of 18.0%–22.0%
- Management promote of 10% of terminal equity value in excess of initial equity contribution in the Upside Case; Promote level rises to 15% in the Adjusted Upside Case
- 8.25–8.75% cost of LBO debt
- Exit FV/EBITDA range of 11.5–13.5x on 2011E EBITDA
- $140 million of transaction fees, including bond breakage costs as per Kerzner management guidance
- $76mm Reethi Rah notes receivable monetized in 2008
- 64.1 acres of undeveloped land valued at $2–6 million per acre with 5% annual value appreciation

Summary results (equity value per share)

High Case[1]

	Upside Case, 67% leverage			Adjusted Upside Case, 67% leverage		
	Exit FV/EBITDA multiple			*Exit FV/EBITDA multiple*		
IRR:	11.5x	12.5x	13.5x	11.5x	12.5x	13.5x
18.0%	$72.01	$76.32	$80.63	$75.11	$79.56	$84.02
20.0%	68.59	72.74	76.88	71.46	75.74	80.03
22.0%	65.21	69.20	73.18	67.87	71.98	76.09

Low Case[2]

	Upside Case, 67% leverage			Adjusted Upside Case, 67% leverage		
	Exit FV/EBITDA multiple			*Exit FV/EBITDA multiple*		
IRR:	11.5x	12.5x	13.5x	11.5x	12.5x	13.5x
18.0%	$67.02	$71.28	$75.53	$70.22	$74.62	$79.02
20.0%	63.83	67.93	72.02	66.82	71.04	75.27
22.0%	60.67	64.61	68.55	63.45	67.51	71.57

Note: Analysis based on "Adjusted cash EBITDA" as detailed in the EBITDA build-up in the appendix
[1] "High Case" assumes high end of land value sensitivity range ($6mm per acre) and low end of cost of LBO debt range (8.25%)
[2] "Low Case" assumes low end of land value sensitivity range ($2mm per acre) and high end of cost of LBO debt range (8.75%)

JPMorgan
PROJECT PLATO 12

Discounted cash flow analysis

Assumptions

- Ten year projection period
  - 3% revenue growth assumed each year after 2010 until 2015
  - EBITDA margin improvement of 0.25% assumed in each year after 2010 until 2015
- No synergies
- $76mm Reethi Rah notes receivable monetized in 2008
- Estimate of developable Paradise Island land value added to enterprise value to derive implied equity value
  - 64.1 acres of undeveloped land valued at $2—6 million per acre
- Perpetuity growth rate of 3.0%—3.5% on terminal year free cash flow
- WACC of 9.5—10.5%

Summary results (equity value per share)

Upside Case

High Case[1]

	Terminal growth rate		
WACC:	*3.00%*	*3.25%*	*3.50%*
9.50%	$88.62	$90.51	$92.56
10.00%	82.46	84.02	85.70
10.50%	77.09	78.39	79.78

Low Case[2]

	Terminal growth rate		
WACC:	*3.00%*	*3.25%*	*3.50%*
9.50%	$82.70	$84.59	$86.64
10.00%	76.54	78.10	79.78
10.50%	71.16	72.47	73.86

Adjusted Upside Case

High Case[1]

	Terminal growth rate		
WACC:	*3.00%*	*3.25%*	*3.50%*
9.50%	$95.34	$97.39	$99.61
10.00%	88.70	90.39	92.21
10.50%	82.92	84.33	85.84

Low Case[2]

	Terminal growth rate		
WACC:	*3.00%*	*3.25%*	*3.50%*
9.50%	$89.42	$91.47	$93.69
10.00%	82.78	84.47	86.29
10.50%	77.00	78.41	79.92

Note: Analysis based on "Adjusted cash EBITDA" as detailed in the EBITDA build-up in the appendix
[1] "High Case" assumes high end of land value sensitivity range ($6mm per acre)
[2] "Low Case" assumes low end of land value sensitivity range ($2mm per acre)

VALUATION SUMMARY
JPMorgan
PROJECT PLATO 13

Stack 1 Invisible Stack 2 Stack 3 Stack 4 Stack 5 Stack 6 Stack 7 Totals (invisible) Stack 8 Stack 9 Stack 10 Stack 11 Stack 12 Stack 13 Stack 14 Stack 15 Stack 16 51.81 5 30 51.8 6.23 58 0.85 58.9 6.99 65.9 5.91 71.8 2.56 60 74.3 0.98 75.3 0.85 76.2 6.52 82.68 87.23 $ per share Sum-of-the-parts analysis Existing operations Morocco Land Equity value per share $87.23 Development projects CondoTel BLB The Palm mgmt. fees OC Condos Phase III Equity value per share $51.81 Contribution to equity value per share Note: Detailed analysis located in the appendix; all metrics represent the midpoint of the assumed valuation range Equity value per share $82.68 Upside Case Adjusted Upside Case The Palm 14 V A L U A T I O N S U M M A R Y

Franchise opportunities Brand Design Development expertise Growth opportunities Ability to develop and operate more Atlantis properties worldwide 15 V A L U A T I O N S U M M A R Y

Key business risks A material disruption in operations on Paradise Island would have a severe negative impact on Kerzner's operating performance Hurricane New supply Atlantis Phase III Construction costs Political Terrorism Impact of proposed Baha Mar development on Cable Beach may be significant Demand for Atlantis, the Palm in light of plans for an additional 30 hotels on the Palm Impact of proposed new supply in Massachusetts may be significant on Lincoln Park Uncertainty around feasibility of projected casino and F&B revenue per occupied room Uncertainty around success of dolphin attraction Uncertainty around demand for condotel units at projected prices Condotel financing gets renegotiated in light of degradation of credit from LBO Risks associated with escalating building materials and labor costs Vast majority of development budget in Dubai is not at fixed cost Potential cost overruns at Lincoln Park and in Morocco Future cooperation of Dubai government and other foreign jurisdictions where development is expected Terrorist event in the U.S. could significantly impact leisure travel Large destination resorts could be targets for terrorist organizations 16 V A L U A T I O N S U M M A R Y

Appendix Valuation summary Public market overview Transaction overview 17 1 1 2 3 3 7 4 17 P R O J E C T P L A T O

Selected public market comparables Gaming companies: Market information 1 Includes common shares, common share equivalents (excluding options) 2 Equals the sum of equity market value, minority interests, debt outstanding and preferred stock at liquidation preference 3 Estimates for EPS are from equity research 4 Aggregate value is total market capitalization less cash and cash equivalents. EBITDA estimates from analyst reports 5 Starwood Hotels pro forma for announced transaction with Host Marriott 6 Hilton Hotels pro forma for announced acquisition of Hilton plc assets 7 Wynn Resorts pro forma for $900 million sale of Macau casino rights 8 Total debt as of 12/31/05 for Gaylord Entertainment excludes $613 million associated with the Company's secured forward exchange contract 18 A P P E N D I X

Selected public market comparables (cont'd) 1 Includes common shares, common share equivalents (excluding options) 2 Equals the sum of equity market value, minority interests, debt outstanding and preferred stock at liquidation preference. Does not include restricted cash 3 Book capitalization equals the sum of debt outstanding, preferred stock at liquidation preference, minority interests and shareholders' equity Gaming companies: Credit information 19 A P P E N D I X

Comparable precedent transactions Private and public - target transactions Kerzner is a blend of lodging and gaming Kerzner has a lower tax rate than most of its peers Observations 1 Represents Ameristar's $47 per share offer announced 4/25/06 20 A P P E N D I X

Sum-of-the-parts analysis - Upside Case Note: Development projects valuation multiples represents the midpoint of each project's assumed valuation range 1 Based on the midpoint of the valuation range 21 A P P E N D I X

Sum-of-the-parts analysis - Adjusted Upside Case Note: Development projects valuation multiples represents the midpoint of each project's assumed valuation range 1 Based on the midpoint of the valuation range 22 A P P E N D I X

Financial buyer cost synergy analysis Cost synergies opportunities ($ thousands) 1 Source: Kerzner management 23 A P P E N D I X

Paradise Island land Kerzner's total usable, undeveloped land on Paradise Island Comparable transactions 1 Hurricane Hole transaction included a marina with $1mm of annual EBITDA. Total transaction value of $24mm assumes a 10x purchase multiple for marina Source: Kerzner management Source: Kerzner management 24 A P P E N D I X

Potential value from additional development projects (value not reflected in valuation analyses on page 11) Additional Atlantis developments (Analysis assumes 100% probability of success) Proposed Singapore development (Analysis assumes 25% probability of success) 1 Equity value of additional Atlantis resorts grown by inflation 25 A P P E N D I X

$ millions EBITDA build-up - Upside Case 1 Adjustments made to "Adjusted consolidated EBITDA" 26 A P P E N D I X

EBITDA build-up - Adjusted Upside Case $ millions 10% upside on Atlantis, Paradise Island and Ocean Club over management's Upside Case EBITDA projections 1 Adjustments made to "Adjusted consolidated EBITDA" 27 A P P E N D I X

WACC analysis WACC calculation WACC sensitivity by beta and cost of debt Estimated peer beta analysis 28 A P P E N D I X

Value of NOLs Kerzner has $279.8mm of U.S. NOLs outstanding in its Kerzner International North America, Inc. ("KINA") subsidiary $0.5mm are restricted in use $279.3mm are unrestricted In a change of control transaction, Kerzner's NOLs will be subject to certain restrictions Limit on using more than (4.36% * equity value of KINA) of NOLs in any given year Only exception is that if Kerzner sells any assets within KINA where the sale price is greater than the basis, Kerzner may be able to utilize the NOLs without limitation to shield any capital gains 29 A P P E N D I X

Kerzner model - Key drivers 30 A P P E N D I X